Exhibit 10.1

FORM OF TERMINATION PROTECTION AGREEMENT

THIS TERMINATION PROTECTION AGREEMENT (the “Agreement”) is entered into between Union Drilling, Inc., a Delaware corporation (the “Company”) and [                    ] (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a “Change in Control” (as defined below) exists and that the threat or the occurrence of a Change in Control can result in significant distraction of its key management personnel because of the uncertainties inherent in such a situation; and

WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of Executive in the event of a threat or occurrence of a Change in Control and to ensure [his/her] continued dedication and efforts in such event without undue concern for [his/her] personal financial and employment security; and

WHEREAS, in order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide [him/her] with certain benefits in the event [his/her] employment is terminated in connection with, upon or following a Change in Control.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Defined Terms.

Unless otherwise indicated, capitalized terms used in this Agreement shall have the meanings as set forth in Schedule A.

2.	Effective Date; Term.

This Agreement shall be effective as of [                    ], 20[11] (the “Effective Date”) and shall remain in effect until [                    ], 20[14] (the “Term”); provided, however, that commencing with [                    ], 20[14] and on each anniversary thereof (each an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto written notice at least 30 days prior to the applicable Extension Date that the Term shall not be so extended. Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change in Control, remain in effect until the later of the date twelve (12) months following the Change in Control and the date that all of the Company’s obligations under this Agreement have been satisfied in full.

3.	Termination Protection Benefits.

If Executive’s employment with the Company is terminated by the Company without Cause, or by the Executive for Good Reason, upon or at any time within twelve (12) months following a Change in Control, Executive shall be entitled to the payments and benefits provided hereafter in this Section 3 and as otherwise set forth in this Agreement. Additionally, if Executive’s employment with the Company is terminated by the Company without Cause during the three (3) month period prior to the Change in Control, including if the termination is done at the express request of the purchasing entity (or any affiliate thereof) in a Change of Control transaction, Executive shall be entitled to the payments and benefits provided hereafter in this Section 3 and as otherwise set forth in this Agreement. For purposes of this Agreement, the effective date of any such termination shall be the date of Executive’s “separation from service” (as defined in Section 409A of the Code) from the Company and is referred to as the “Termination Date.” Notice of termination without Cause or for Good Reason shall be given in accordance with Section 13, and shall indicate the specific termination provision hereunder relied upon, the relevant facts and circumstances, and the last day of employment with the Company.

a)	Separation Payments. As soon as practicable following the Termination Date but in no event later than the later of sixty-five (65) days following the Termination Date and the date of a Change in Control, the Company shall pay Executive a cash lump sum amount equal to:

i.	One (1) times the Base Amount;

ii.	One (1) times the Bonus Amount; and

iii.	One (1) times the Pro Rata Bonus.

Notwithstanding the foregoing, (x) if the Executive is serving as the Company’s Chief Executive Officer as of [his/her] Termination Date, then the amounts payable to Executive pursuant to 3.a) i. and 3.a) ii above shall be multiplied by two (2), and (y) in the event Executive has not been employed by the Company for at least two (2) continuous years as of [his/her] Termination Date, then the amounts payable to Executive pursuant to 3.a) i. and 3.a) ii. above shall be reduced by fifty percent (50%).

b)	Treatment of Stock Options and Other Equity Awards. Any stock options or other equity awards including, without limitation, restricted stock unit awards held by Executive that are outstanding on the Termination Date (together, “Company Equity Awards”) and any stock options or other equity awards into which the Company Equity Awards are converted, or stock options or other equity awards granted in substitution for the Company Equity Awards, shall on the Termination Date (1) become fully vested and, in the case of stock options, exercisable and (2) in the case of stock options, remain exercisable for a period of one year (365 days) following the Termination Date. Notwithstanding the foregoing, no stock option or other equity award shall be exercisable after the specified maximum term of the stock option or other equity award, as set forth in the applicable equity plan or award agreement.

c)	COBRA. If, following the Termination Date, Executive elects to continue group health benefits in accordance with the Consolidated Omnibus Reconciliation Act of 1985 (COBRA) (or other similar state coverage continuation law) and the terms of the applicable plans, policies and arrangements of the Company, the Company shall reimburse to Executive the entire amount of all required premiums (both the employer’s and employee’s portion) for a period of up to eighteen months or until Executive obtains comparable coverage under another health plan, whichever is earlier; provided, however, that, to the extent applicable law or regulations prohibit such reimbursement or could otherwise subject the Company or Executive to excise tax, penalties or any manner of adverse consequence, no such reimbursement will be provided. In such event, in consideration for Executive relinquishing the premium reimbursement right, the Company shall pay to Executive a pre-tax cash lump sum payment of $20,000 as further separation pay within 10 days of the Company’s reimbursement prohibition determination. Executive agrees to provide notice to the Company promptly if Executive becomes so eligible under another health plan.

d)	Payment of Earned But Unpaid Amounts. Within ten (10) business days after the Termination Date (or such earlier date required by law), the Company shall pay Executive any unpaid base salary accrued through the Termination Date, any bonus earned but unpaid as of the Termination Date for any previously completed fiscal year (or other measuring period) of the Company and reimbursement for any unreimbursed expenses properly incurred by Executive in accordance with Company policies prior to the Termination Date. Any compensation previously deferred by Executive shall be paid in accordance with the terms of the applicable plan and Executive’s payment elections thereunder. Executive shall also receive such employee benefits, if any, to which Executive may be entitled from time to time under the employee benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy (all payments and benefits in this subsection (d), collectively being the “Accrued Benefits”).

4.	Mitigation.

Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and (except as provided in Section 3(c) in the case where Executive obtains other group health benefits) compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement.

5.	Impact of “Golden Parachute” Tax Provisions.

a)

Within 15 days following the Termination Date (such date, the “Determination Date”), the Company shall determine, based upon the advice of the registered independent public accountants for the Company, whether part or all of the consideration, compensation or benefits to be paid or provided to or for the benefit of Executive under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code. If such payments do constitute parachute payments, the Company shall determine, on or prior to the Determination Date, if the aggregate present value of such parachute payments, whether evaluated alone or together with the aggregate present value of any consideration, compensation or benefits to be paid to Executive under any other plan, arrangement or agreement which also constitute “parachute payments” (collectively the “Parachute Amount”), exceeds 2.99 times the Executive’s “base amount”, as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”). The amounts constituting “parachute payments” which would otherwise be payable or provided to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive’s Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if Executive determines, based upon the advice of a registered independent nationally recognized public accounting firm (which may, but need not be, the registered independent public accountants of the Company), that without such reduction Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net-after tax basis, that Executive would be entitled to retain upon Executive’s receipt of the Reduced Amount. All costs incurred by the Company or Executive in order to make the determinations described in this Section 5(a) shall be paid by the Company.

b)	If the determination made pursuant to Section 5(a) results in a reduction of the amounts that would otherwise be paid or provided to or for the benefit of Executive, Executive may then elect, in Executive’s sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Company in writing of Executive’s election within ten days of the Determination Date. If no such election is made by Executive within such ten-day period, the Company may elect which and how much of any entitlement shall be eliminated or reduced and shall notify Executive promptly of such election. Notwithstanding the foregoing, if such a reduction is effected, to the extent any amounts constituting “parachute payments” are subject to Section 409A of the Code and to the extent necessary to comply with Section 409A of the Code, reduction in payments (which may include cash payments, equity compensation benefits and/or other benefits) shall be made pro rata between and among payments which are subject to Section 409A of the Code and those which are exempt from Section 409A of the Code. Following such determination and the elections hereunder, the Company shall pay or provide to or for the benefit of Executive such amounts as are then due to Executive under this Agreement and shall promptly pay or provide to or for the benefit of Executive in the future such amounts as become due to Executive under this Agreement.

c)

As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under Section 5(a) (“Overpayment”) or that additional payments which are not made by the Company pursuant to Section 5(a) should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service which the parties do not contest, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be returned to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(B) of the Code. In the event that there is (1) a final determination by the Internal Revenue Service which the parties do not contest, (2) a final determination by a court of competent jurisdiction, or (3) a change in the provisions of the Code, any regulations promulgated thereunder, or other administrative or judicial announcements, decisions, or interpretations pursuant to which an Underpayment reasonably arises under this Agreement, any such Underpayment shall be promptly paid or provided by the Company to or for the benefit of Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(B) of the Code.

6.	Termination for Cause.

Nothing in this Agreement shall be construed to prevent the Company from terminating Executive’s employment for Cause. If Executive is terminated for Cause, the Company shall have no obligation to make any payments under this Agreement, except for the Accrued Benefits.

7.	Indemnification; Director’s and Officer’s Liability Insurance.

Executive shall, after the Termination Date, retain all rights to indemnification under applicable law or under the Company’s Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time. In addition, the Company shall maintain Director’s and Officer’s liability insurance on behalf of Executive, at no less than the level in effect immediately prior to the Termination Date, for the six-year period following the Termination Date and throughout the period of any applicable statute of limitations with respect to any services rendered by Executive for or on behalf of the Company.

8.	Release.

Executive’s receipt of any payments under this Agreement is contingent upon (i) Executive’s execution of a release of claims substantially in the form attached hereto as Exhibit 1 within 50 days following the Termination Date, and (ii) the expiration of the Age Discrimination in Employment Act revocation period set forth in such release, without such release being revoked by Executive. The Executive understands and agrees that the consideration provided for herein is more than Executive would otherwise be entitled to if [he/she] did not agree to execute a release of claims.

9.	Costs of Proceedings.

Each party shall pay its own costs and expenses in connection with any legal proceeding (including arbitration), relating to the interpretation or enforcement of any provision of this Agreement, except that the Company shall pay such costs and expenses, including attorneys’ fees and disbursements, of Executive if Executive prevails in such proceeding.

10.	Assignment.

Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Company and Executive and their respective heirs, legal representatives, successors and assigns. In the event of a change in ownership or control of the Company including by merger into or consolidation with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation or other transaction. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to, by agreement, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this

Section 10 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer. A reference to the Company in the Agreement shall include its successors.

11.	Withholding.

Notwithstanding any other provision of this Agreement, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

12.	Applicable Law; Venue.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof. Any legal action concerning the Agreement may only be brought in the state courts in Tarrant County, Texas and/or the United States District Court in the Northern District of Texas (Fort Worth Division).

13.	Notice.

For the purpose of this Agreement, any notice and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier such as FedEx, UPS or similarly recognized overnight delivery service, or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Union Drilling, Inc.

4055 International Plaza

Suite 610

Fort Worth, Texas 76109

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

14.	Succeeding Provisions of Law.

References in this Agreement to any provision of law shall also be read to include any other provision that replaces, succeeds, or otherwise modifies such provision of law.

15.	Entire Agreement; Modification.

This Agreement constitutes the entire agreement between the parties on the subject of termination of employment and, except for any stock option or other equity award agreement to which the Executive is a party, or as otherwise expressly provided herein, supersedes all other prior agreements expressly concerning the terms of all payments and additional benefits to which Executive is entitled upon termination of employment, whether or not such termination is in connection with the occurrence of a Change in Control. This Agreement may be changed only by a written agreement executed by the Company and Executive. Notwithstanding anything in this Agreement to the contrary, this Agreement is not, and shall not be deemed in any manner to create, a contract of employment between the Company and Executive.

16.	Section 409A.

a)	It is intended that this Agreement will comply with Section 409A of the Code (“Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act pursuant to this Section 16 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A.

b)	Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of [his/her] “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be delayed until the relevant date of payment that will result in compliance with the rules of Section 409A(a)(2)(B)(i) of the Code. (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 16 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

17.	Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

18.	Non-exclusivity of Rights.

Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of, or award from, the Company shall be payable in accordance with such plan, program or award, except as explicitly modified by this Agreement, including specifically, without limitation, Section 3.b) above.

19.	Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the provisions hereof.

20.	Settlement of Claims.

The Company’s obligation to make the payments provided under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

[Remainder of Page Intentionally Left Blank-Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the [        ] day of [                    ], 20[11].

COMPANY:

UNION DRILLING, INC.

By:

Name:

Title:

EXECUTIVE:

[Name]

Schedule A

CERTAIN DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

1.	“Act” means the Securities Exchange Act of 1934, as amended.

2.	“Base Amount” means the greater of the Executive’s annual base salary (i) at the rate in effect on the Termination Date, or (ii) at the highest rate in effect at any time during the ninety (90) day period prior to the Change in Control, and shall include all amounts of [his/her] base salary that are deferred under any qualified and non-qualified employee benefit plan of the Company.

3.	“Bonus Amount” means the average of the annual bonuses (including both cash and equity value components, but excluding any equity grant outside of the regular annual grant process) paid by the Company to the Executive for each of the Company’s three (3) full fiscal years ended prior to the Change in Control or, if greater, such amount as determined by the Board in its reasonable discretion.

4.	“Cause” means any of the following: (i) conviction of a felony under the laws of the United States or any state thereof, or (ii) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder, or (iii) Executive’s repeated willful refusal to perform Executive’s duties (not including any duties in excess of Executive’s duties immediately prior to a Change in Control, if any) which, in the case of (ii) and (iii) above, results in demonstrable material harm to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates and which Executive fails to cure within thirty (30) days after being provided with written notification of such willful action or inaction as determined by resolution of the Board.

5.	“Change in Control” means the first to occur of any of the following during the Term:

a)	any “person” or “group” (as described in the Act) becomes the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities with respect to the election of the Company’s Board. “Person” does not include any Company employee benefit plan, Metalmark Capital LLC and its affiliates, Union Drilling Company LLC and its members or Somerset Capital Partners and its members or any company shares of which are held by the Company’s stockholders in substantially the same proportion as they held the Company’s stock, or any testamentary trust or estate;

b)	any merger, consolidation, amalgamation, plan or arrangement, reorganization or similar transaction involving the Company, other than, in the case of any of the foregoing, a transaction in which Company stockholders immediately prior to the transaction hold immediately thereafter, in the same proportion as immediately prior to the transaction, not less than 50.1% of the combined voting power of the then outstanding voting securities with respect to the election of the board of directors of the resulting entity;

c)	any change in a majority of the Company’s Board within a 24-month period unless the change was approved by a majority of the Incumbent Directors or occurs in the ordinary course and is not a result of a proxy contest;

d)	any liquidation, sale, exchange, lease or other transfer of all or substantially all of the assets of the Company; or

e)	any other transaction so denominated by the Company’s Board, to the extent applicable subject to Section 409A.

6.	“Code” means the Internal Revenue Code of 1986, as amended.

7.	“Company” means Union Drilling, Inc. and any successor or successors thereto.

8.	“Good Reason” means any of the following actions taken without Executive’s express prior written approval, other than due to Executive’s Permanent Disability or death:

a)	A material diminution, which shall be presumed to be a decrease of at least five percent, in the Executive’s Base Amount and Bonus Amount, taken as a whole;

b)	A material diminution in the Executive’s authority, duties, or responsibilities as compared to such Executive’s authority, duties and responsibilities existing on the date six months prior to the Change in Control; or

c)	A material change in the geographic location at which the Executive must perform the services; provided, that such change shall be deemed to have occurred upon any relocation of Executive’s principal place of business of 60 miles or more, including travel inconsistent (as to frequency and/or distance) with Executive’s normal practice as of the date of the Agreement.

If the Executive determines that Good Reason exists to terminate [his/her] employment with the Company, the Executive must notify the Company in writing of the specific event which causes Good Reason to exist, within ninety (90) days of the occurrence of the event. The Executive will be deemed to have waived [his/her] rights relating to circumstances constituting Good Reason if [he/she] has not provided the Company with written notice of the specific event which causes Good Reason to exist as set forth in the preceding sentence. The Company shall have a period of thirty (30) days from the date of its receipt of the notice to remedy the condition that the Executive has determined causes Good Reason to exist, to the reasonable satisfaction of the Executive (the “Remediation Period”). If the Company waives its right to remedy the condition, or if the Company attempts to remedy the condition but the Executive notifies the Company in writing within seven (7) days of the close of the Remediation Period (including any extension of the remediation period that the parties may agree to in writing) that the remediation is not reasonably satisfactory, the Executive may terminate [his/her] employment for Good Reason at any time thereafter (but in any event not more than twelve (12) months following the Change in Control), provided that Good Reason continues to exist.

9.	“Incumbent Director” means a member of the Company’s Board of Directors at the beginning of the period in question, including any director who was not a member of the Company’s Board at the beginning of such period but was elected or nominated to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change in Control or engage in a proxy or other control contest).

10.	“Permanent Disability” means inability, by reason of any physical or mental impairment, to substantially perform the significant aspects of Executive’s regular duties, which inability has lasted for six (6) months and is reasonably expected to be permanent. Permanent Disability shall be determined by a qualified physician who is acceptable to both the Company and Executive.

11.	“Pro Rata Bonus” means an amount equal to (i) 100% of the Base Amount (if Executive is the CEO), or (ii) 75% of the Base Amount (if Executive is not the CEO) multiplied by a fraction the numerator of which is the number of days in the fiscal year of termination through the Termination Date and the denominator of which is 365, unless the Board shall otherwise determine in its discretion to amend such percentages prior to the occurrence of a Change in Control.

EXHIBIT 1

FORM OF RELEASE

THIS RELEASE (“Release”) is made by                      (“you”) as of the date set forth below.

WHEREAS, Union Drilling, Inc. and you have entered into a Termination Protection Agreement dated as of                     , 20     (the “Agreement”); and

IN CONSIDERATION OF the protection and benefits provided for under the Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, you hereby agree as follows:

a)	You hereby agree on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors, to, and you do hereby, fully and completely forever release the Company and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to you, for, upon, or by reason of, any matter, action, omission, course or thing in connection with or in relationship to your employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its affiliates occurring up to the date this Release is signed by you; provided that such released claims shall not include any claims to enforce your rights under, or with respect to, the Agreement, any claims relating to indemnification as described further in Section 7 of the Agreement, or any claims which arise out of the relationship with the Company or its affiliates other than that as an employee or other service provider (e.g., a stockholder) (such released claims are collectively referred to herein as the “Released Claims”).

b)

Notwithstanding the generality of clause (a) above, the Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

c)	You represent that you have read carefully and fully understand the terms of this Release, and that you have been advised to consult with an attorney and have had the opportunity to consult with an attorney prior to signing this Release. You acknowledge that you are executing this Release voluntarily and knowingly and that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Release, other than those set forth in this Release. You acknowledge that you have been given at least forty-five (45) days to consider whether you want to sign this Release and that the Age Discrimination in Employment Act gives you the right to revoke this Release within seven (7) days after it is signed, and you understand that you will not receive any payments due you under the Agreement before such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if you have not revoked this Release. To the extent you have executed this Release within less than forty-five (45) days after its delivery to you, you hereby acknowledge that your decision to execute this Release prior to the expiration of such forty-five (45) day period was entirely voluntary.

THIS          day of                     , 20    .

[Name]

ACCEPTED AND AGREED:

Union Drilling, Inc.

By:
Name
Title: